Exhibit 10.3

Corporate Headquarters 1000 Wilshire Blvd., Ste. 100 Los Angeles, CA 90017

April 28, 2010	Tel) 213 892 9999 Fax) 213 892 1199 www.firststandardbank.com

Steve Park

Re:        Offer Letter

Dear Mr. Park:

On behalf of First Standard Bank, I am pleased to offer you the position of Executive Vice President & Chief Credit Officer, reporting to the President/Chief Executive Officer. This position is an important one to our organization and we look forward to you contributing your knowledge and expertise.

1.	Hire Date. Your hire date will be June 1, 2010.
2.	Base Salary. Your annualized gross salary will be $170,000 ($7,083.33 bi-monthly gross). We are paid on the 15th and last day of the month.
3.	Stock Option. You will be allocated 70,000 Shares of stock options vesting equally over five years on your anniversary date.
4.	Auto Allowance. You will be paid an auto allowance of $700 per month.
5.	Vacation. You will receive four (4) weeks paid vacation annually accrued at a rate of 6.67 hours per pay period.
6.	Benefits. You will be eligible for Health benefits of medical, dental, vision, and life insurance and 401(k) Retirement Plan (currently no matching) on your start date.
7.	Performance Incentive Plan. You will be eligible for a discretionary bonus tied to the Bank making a profit and meeting annual bank and individual goals.

During your employment you will have access to confidential and proprietary information, which we consider private and protect adamantly. We also resolve any dispute between you and us by arbitration. Therefore, this offer is conditioned on your execution and delivery of an Arbitration Agreement, which will be provided on your hire date or upon request. Your employment is also contingent upon the successful completion of regulatory approval, background, and reference checks, as well as being able to establish your identity and authorization to work in the United States on your first day of work. We are an at-will organization, which means either party may terminate the relationship at any time with or without cause and with or without notice.

I am delighted to extend this offer to you and look forward to working together. Please indicate your acceptance of this offer by signing one copy of this letter. The terms of this offer supersede any prior representation or terms, whether expressed orally or in writing. If you have any questions regarding this application, please contact Jackie Shin at 213.892.1196.

Sincerely,

/s/ Min Kim
Min Kim
President and Chief Executive Officer

Acceptance:

/s/ Steve Park	4/28/10
Steve Park	Date